UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Smart Move, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SMART MOVE, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD OCTOBER 27, 2008

To the Stockholders of Smart Move, Inc.:
A Special Meeting of Stockholders (the “Special Meeting” ) of Smart Move, Inc. (the “Company”) will be held at its principal executive offices at 5990 Greenwood Plaza Blvd., Suite 390, Greenwood Village, Colorado 80111, on October 27, 2008, at 10:00 a.m. local time, for the following purposes:
1.	To approve an amendment to the Company’s Certificate of Incorporation to effect a reverse split of the Company’s outstanding common stock as described in the enclosed proxy statement.

2.	To consider and vote upon an adjournment of the Special Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes in favor of Proposal No. 1.

3.	To transact such other business as properly may come before the Special Meeting, or any adjournments or postponements of the meeting.
Only stockholders of record at the close of business on September 18, 2008, are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the meeting. A list of such stockholders will be open to examination by any stockholders at the Special Meeting and for a period of ten days prior to the Special Meeting during ordinary business hours at the offices of the Company located at 5990 Greenwood Plaza Blvd., Suite 390, Greenwood Village, Colorado 80111.

BY ORDER OF THE BOARD OF DIRECTORS,

Chris Sapyta,
President and Chief Executive Officer
Greenwood Village, Colorado
September 30, 2008
— IMPORTANT —
WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE,
SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED POSTPAID ENVELOPE OR
FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS ON THE PROXY CARD AS
SOON AS POSSIBLE. THANK YOU FOR ACTING PROMPTLY.

SMART MOVE, INC.
5990 Greenwood Plaza Blvd., Suite 390
Greenwood Village, Colorado 80111

PROXY STATEMENT
The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of Smart Move, Inc. (“Smart Move” or the “Company”), a Delaware corporation. The proxy is solicited for use at a Special Meeting of Stockholders (the “Special Meeting”) to be held at 10:00 a.m. local time on October 27, 2008, at the Company’s principal executive offices at 5990 Greenwood Plaza Blvd., Suite 390, Greenwood Village, Colorado 80111. The approximate date on which this proxy statement and the accompanying notice and proxy are first being mailed to stockholders is October 3, 2008.
Voting
Only stockholders of record at the close of business on September 18, 2008 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the meeting. At the close of business on that date, the Company had outstanding 17,460,111 shares of its common stock, $0.0001 par value per share (the “Common Stock”). Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Special Meeting.
The presence, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s capital stock on the record date will constitute a quorum for the transaction of business at the Special Meeting and any adjournment or postponement of the Special Meeting. Approval of the proposal to amend the Company’s Certificate of Incorporation to effect the reverse stock split requires the affirmative vote of a majority of the votes entitled to be cast by the holders of our Common Stock. Approval of the proposal to adjourn the meeting as may be necessary requires the affirmative vote of a majority of the shares present and entitled to vote on that proposal.
You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to the proposal described in this proxy statement. Abstentions and “broker non-votes” will be included in the determination of whether a quorum is present at the Special Meeting. A “broker non-vote” occurs when a broker or nominee holding shares for a beneficial owner in “street name” does not vote on a particular proposal, because the broker or nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner. In tabulating the votes on the proposal described in this proxy statement, abstentions and “broker non-votes” will be treated as shares that are present but that have not been voted, and, accordingly, will have the same effect as negative votes on the proposal.
Revocability of Proxies
Proxies that are properly executed and received by the Company before the Special Meeting will be voted at the Special Meeting. Any stockholder giving a proxy has the power to revoke the proxy at any time prior to its exercise. Any stockholder of record can revoke a proxy by delivering an instrument of revocation prior to the Special Meeting to the Secretary of the Company, by submitting a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or by voting in person at the Special Meeting. Mere attendance at the Special Meeting will not serve to revoke a proxy. A stockholder whose shares of our Common Stock are held in “street name” through a brokerage firm, bank or other institution should contact that institution in order to revoke or change his, her or its proxy or to vote at the Special Meeting in person.
Solicitation of Proxies
Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, facsimile transmittal or electronic communications. No additional compensation will be paid for any such services. The Company will bear the costs of solicitation. The Company may retain a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitations. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are received. You should deliver your proxy in accordance with the instructions set forth on the proxy without delay.

PROPOSAL ONE
APPROVAL OF AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT
Introduction
The Board is unanimously recommending that the stockholders approve an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding shares of Common Stock at a ratio within a range of one-for-ten to one-for-fifteen. If this proposal is approved, the Board will have the authority to decide, within twelve months from the Special Meeting, whether to implement the split and the exact amount of the split within this range, if it is to be implemented. If the Board decides to implement the split, it will become effective upon the filing of the amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Date”). If the reverse split is implemented, the number of issued and outstanding shares of Common Stock would be reduced in accordance with the exchange ratio selected by the Board. The total number of authorized shares of Common Stock would not, however, be reduced from the current total of 100,000,000. The form of amendment to the Company’s Amended and Restated Certificate of Incorporation to effect the reverse split is attached as Annex A to this proxy statement.
Purpose and Background of the Reverse Split
The Board’s primary objectives in proposing the reverse split are to raise the per share trading price of our Common Stock and to increase the number of shares of our authorized but unissued Common Stock. The Board believes that the reverse split would, among other things, (i) facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities; (ii) better enable the Company to raise funds it requires to finance its planned operations, and (iii) facilitate the Company’s capital raising efforts in a manner that better enables the Company to maintain the listing of its Common Stock on the American Stock Exchange.
Our Common Stock is currently listed on the American Stock Exchange. In June 2008, the Company received a letter from the American Stock Exchange (the “Exchange”) which indicated that it did not meet certain financial condition requirements of the Exchange’s continued listing standards set forth in Section 1003(a)(iv) of the AMEX Company Guide and stated that the Company had until July 21, 2008 to provide the Exchange with a specific plan to achieve and sustain compliance with the continued listing standards. In order to maintain the listing of its Common Stock on the Exchange, Smart Move timely submitted a plan advising the Exchange of the actions the Company has and will take that would bring the Company into compliance with the continued listing standards. On September 5, 2008, the Company was notified by the Exchange that its plan was accepted. The Company has until the end of the plan period, December 22, 2008, to implement its plan to regain compliance with the continued listing standards of the Exchange. The Company will be able to maintain the listing of its Common Stock and listed Warrants on the American Stock Exchange during the plan period, provided the Company periodically confirms to AMEX that the Company is making progress consistent with the plan, which includes raising additional working capital.

The Company’s capital raising efforts may include both equity and debt funding alternatives and a combination of private placement of securities and registered offerings of securities. In addition, the Company may elect to pursue commercial financing alternatives such as finance leases or sale and leaseback transactions. The Company has engaged in preliminary discussions with potential underwriters of public offerings of its securities but has not determined whether or on what terms any public offering of its securities might be consummated. Prospective underwriters have indicated that a reverse split of our common stock would be a condition of any underwriting of the Company’s securities and that the reverse split would need to be effective in advance of the completion of any public offering. Based upon the current volatility of the stock market, the Company cannot predict whether a registered public offering of its securities will be pursued. Any negotiations with underwriters or commercial financial institutions relating to capital raising activity, however, will be targeted to meet the Company’s requirements and deadlines under the Company’s plan submitted to AMEX. The amount of securities that may be offered and terms of any private or public equity raise that may be pursued will be the subject of negotiations and market developments, but would be targeted to raise funds during fiscal 2008 at a level which, together with any debt, finance lease or sale-leaseback financing arrangements that may be concluded would address the Company’s requirements for at least 12 months.

If the Company fails to demonstrate to AMEX that it has achieved its capital raising objectives within the plan period ending December 22, 2008, a delisting of our common stock from the American Stock Exchange could occur, and if so, our Common Stock would trade on the OTC Bulletin Board or in the “pink sheets.” These alternative markets are generally considered to be less efficient than, and not as broad as, the American Stock Exchange and would not enable the Company to retain eligibility to use a short form registration statement for its primary offerings. We are also obligated under our securities purchase agreement entered into in January 2008 to use our best efforts to remain listed on a stock exchange.

The closing sale price of the Company’s Common Stock on September 18, 2008 was $0.2799 per share. The Board further believes that an increased stock price may encourage investor interest and improve the marketability of the Company’s Common Stock to a broader range of investors, and thus improve liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. The Board believes that the anticipated higher market price resulting from a reverse stock split would enable institutional investors and brokerage firms with policies and practices such as those described above to invest in the Company’s Common Stock.

Furthermore, the Board believes that the reverse split would facilitate the Company’s efforts to raise the capital it requires to fund its planned operations. As previously disclosed in the Company’s periodic reports filed with the Securities and Exchange Commission, the Company needs to raise additional capital and may elect to do so through the issuance of equity securities in a private or public offering of its securities. The reverse split would reduce the number of shares of Common Stock outstanding without reducing the total number of authorized shares of Common Stock. As a result, the Company would have a larger number of authorized but unissued shares from which to issue additional shares of Common Stock, or securities convertible or exercisable into shares of Common Stock, in equity financing transactions.
The shares to be sold in any future equity offering would be issued from the Company’s authorized but unissued shares of Common Stock. Because the offering price of any such future offering is not known at this time, the Company cannot anticipate the exact number of shares that would be issued in an offering. The Company currently has no intention to use the authorized but unissued shares that would be available for issuance following a reverse stock split for purposes of any merger or acquisition, but authorized an or for any other intended use aside from the anticipated equity capital raises which may be pursued through private placements or a registered public offering of the Company’s equity securities. The number of shares of the Company’s common stock required to be issued or that would become issuable in connection with any private placement or registered public offering would depend upon negotiations with underwriters or brokers and on market developments affecting the price of the common stock.
The purpose of seeking stockholder approval of a range of exchange ratios from one-for-ten to one-for-fifteen (rather than a fixed exchange ratio) is to provide the Company with the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve this proposal, the Board would effect a reverse stock split only upon the Board’s determination that a reverse stock split would be in the best interests of the Company at that time. If the Board were to effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio within the range of one-for-ten to one-for-fifteen. No further action on the part of stockholders would be required to either implement or abandon the reverse stock split. If the stockholders approve the proposal, and the Board determines to effect the reverse stock split, we would communicate to the public additional details regarding the reverse split, including the specific ratio selected by the Board. If the Board does not implement the reverse stock split within twelve months from the Special Meeting, the authority granted in this proposal to implement the reverse stock split will terminate. The Board reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company.
Material Effects of Proposed Reverse Stock Split
The Board believes that the reverse split will increase the price level of the Company’s Common Stock in order to, among other things, generate interest in the Company among prospective underwriters and investors. The Board cannot predict, however, the effect of the reverse split upon the market price for the Common Stock, and the history of similar reverse stock splits for companies in like circumstances is varied. The market price per share of Common Stock after the reverse split may not rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the reverse split, which would reduce the market capitalization of the Company. The market price per post- reverse split share may not promote investment community interest in the Company’s Common Stock or support the Company’s ability to meet the requirements for continued listing on The American Stock Exchange. The market price of the Common Stock is also likely based on our performance and other factors, the effect of which the Board cannot predict.
The reverse split will affect all stockholders of the Company uniformly and will not affect any stockholder’s percentage ownership interests or proportionate voting power, except to the extent that the reverse split causes any of the stockholders who would otherwise own a fractional share to receive a greater or lesser proportion of total shares than previously held due to non-issuance of fractional shares and rounding. In lieu of issuing fractional shares, stockholders who would otherwise own a fractional share will receive a number of total shares equal to the nearest whole number (rounding up in the case of 0.5 shares).
The principal effects of the reverse split will be that (i) the number of shares of Common Stock issued and outstanding will be reduced from 17,460,111 shares as of September 18, 2008 to a range of 1,746,011 to 1,164,007 shares, depending on the exact split ratio chosen by the Board , (ii) all outstanding options and warrants entitling the holders thereof to purchase shares of Common Stock will enable such holders to purchase, upon exercise of their options or warrants, one-tenth to one-fifteenth of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse split, at an exercise price equal to ten to fifteen times the exercise price specified before the reverse split, resulting in the same aggregate price being required to be paid upon exercise thereof immediately preceding the reverse split and (iii) the number of shares reserved for issuance pursuant to the Company’s 2006 Equity Incentive Plan will be reduced to one-tenth to one-fifteenth of the number of shares currently included in each such plan.

The reverse split will not affect the par value of the Common Stock. As a result, on the effective date of the reverse split, the stated capital on the Company’s balance sheet attributable to the Common Stock will be reduced to one-tenth to one-fifteenth of its present amount, depending on the exact amount of the split, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be retroactively increased for each period because there will be fewer shares of Common Stock outstanding.
The amendment will not change the terms of the Common Stock. After the reverse split, the shares of common stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized. Each stockholder’s percentage ownership of the new Common Stock will not be altered except for the effect of eliminating fractional shares by rounding. The Common Stock issued pursuant to the reverse split will remain fully paid and non-assessable. The reverse split is not intended as, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Securities Exchange Act of 1934. Following the reverse split, the Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.
The reverse split will not change the number of authorized shares of Preferred Stock or the terms of the authorized (but unissued) 10,000,000 shares of Preferred Stock. Because the Company will not reduce the number of authorized shares of Common Stock, the overall effect will be a proportionate increase in authorized but unissued shares of Common Stock as a result of the reverse stock split. These shares may be issued at the Board’s discretion. Any future issuances will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of Common Stock. In addition to enabling share issuances to raise equity capital, the power to issue a substantial number of shares of common stock following the proposed recapitalization could be used by incumbent management to make any change in control of the Company more difficult. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company, for example, additional shares of Common Stock could be privately placed with purchasers who might side with the Board of Directors in opposing a hostile takeover bid or to dilute the stock ownership of a person or entity seeking to obtain control of the Company.

Despite such anti-takeover implications, the recapitalization is not the result of our knowledge of any specific effort to accumulate our securities or to obtain control of the Company by means of a merger, tender offer, proxy solicitation in opposition to management, or otherwise. We are not submitting the proposed amendment for the recapitalization to enable us to frustrate any known efforts by another party to acquire a controlling interest in the Company or to seek Board of Directors representation.

Furthermore, the proposed recapitalization is not a part of any plan by our management to adopt a series of amendments to render the takeover of the Company more difficult. Management does not presently intend to propose any anti-takeover measures in future proxy solicitations.

If the reverse split is not approved, the Company may be unable to raise additional capital. We currently estimate that we have sufficient capital to fund our operations only through the remainder of 2008 without raising money from external sources.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates
If the reverse split is approved by the Company’s stockholders, and the Board determines it is in the best interests of the Company to effect the split, the reverse stock split would become effective at such time as the amendment to the Company’s Amended and Restated Certificate of Incorporation, the form of which is attached as Annex A to this proxy statement, is filed with the Secretary of State of the State of Delaware. Upon the filing of the amendment, all of the Company’s existing Common Stock will be converted into new Common Stock as set forth in the amendment.
As soon as practicable after the Effective Date, stockholders will be notified that the reverse split has been effected. Corporate Stock Transfer, Inc., the Company’s transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal that will be delivered to the Company’s stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered to the exchange agent his, her or its outstanding certificate(s) together with the properly completed and executed letter of transmittal. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO. Stockholders whose shares are held by their stockbroker do not need to submit old share certificates for exchange. These shares will automatically reflect the new quantity of shares based on the reverse split. Beginning on the Effective Date, each certificate representing pre-reverse split shares will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.
Fractional Shares
The Company will not issue fractional certificates for post-reverse split shares in connection with the reverse split. In lieu of issuing fractional shares, stockholders who would otherwise own a fractional share will receive a number of total shares equal to the nearest whole number (rounding up in the case of 0.5 shares).

Criteria to be used for Decision to Apply the Reverse Stock Split
If the stockholders approve the reverse stock split, the Board will be authorized to proceed with the reverse split. In determining whether to proceed with the reverse split and setting the exact amount of split, if any, the Board or committee will consider a number of factors, including market conditions, existing and expected trading prices of the Company’s Common Stock, the American Stock Exchange listing requirements, the Company’s additional funding requirements and the amount of the Company’s authorized but unissued Common Stock.
No Dissenter’s Rights
Under the Delaware General Corporation Law, stockholders will not be entitled to dissenter’s rights with respect to the proposed amendment to the charter to effect the reverse stock split, and the Company does not intend to independently provide stockholders with any such right.
Certain U.S. Federal Income Tax Consequences of the Reverse Split
The following is a summary of certain U.S. federal income tax consequences relating to the reverse stock split as of the date hereof. Except where noted, this summary deals only with a stockholder who holds Common Stock as a capital asset.
For purposes of this summary, a “U.S. holder” means a beneficial owner of Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of Common Stock is a stockholder who is not a U.S. holder.
This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax considerations different from those summarized below. This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not represent a description of the U.S. federal income tax consequences to a stockholder who is subject to special treatment under the U.S. federal income tax laws and does not address the tax considerations applicable to stockholders who may be subject to special tax rules, such as:
•	partnerships;

•	financial institutions;

•	insurance companies;

•	real estate investment trusts;

•	regulated investment companies;

•	grantor trusts;

•	tax-exempt organizations;

•	dealers or traders in securities or currencies;

•	stockholders who hold Common Stock as part of a position in a straddle or as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes or U.S. holders that have a functional currency other than the U.S. dollar;

•	stockholders who actually or constructively own 10 percent or more of the Company’s voting stock; or

•	a non-U.S. holder who is a U.S. expatriate, “controlled foreign corporation” or “passive foreign investment company.”
Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax or other tax consequences of the reverse stock split.
If an entity classified as a partnership for U.S. federal income tax purposes holds Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership.

Each stockholder should consult his, her or its own tax advisers concerning the particular U.S. federal tax consequences of the reverse stock split, as well as the consequences arising under the laws of any other taxing jurisdiction, including any state, local or foreign income tax consequences.
To ensure compliance with Treasury Department Circular 230, each holder of Common Stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this proxy statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Code; (b) any such discussion has been included by the Company in furtherance of the reverse stock split on the terms described herein; and (c) each such holder should seek advice based on his, her or its particular circumstances from an independent tax advisor.
Generally, a reverse stock split will not result in the recognition of gain or loss by a U.S. holder for U.S. federal income tax purposes if no cash is received in lieu of a fractional share. The aggregate adjusted basis of the aggregate new shares of Common Stock received will be the same as the aggregate adjusted basis of the Common Stock exchanged for such new shares. The holding period of the new, post-reverse split shares of the Common Stock resulting from implementation of the reverse stock split will include a U.S. holder’s holding periods for the pre-reverse split shares.
Approval Required
The affirmative vote of the holders of a majority of the shares of the Company’s capital stock outstanding as of the record date is required to approve the amendment of the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split of the Common Stock in the range of 1:10 to 1:15. Abstentions and “broker non-votes” will not be counted as having been voted on the proposal, and therefore will have the same effect as negative votes.
Additionally, pursuant to the Securities Purchase Agreement we entered into in January 2008, we are required to obtain the consent of investors holding a majority of our January 2008 Secured Convertible Debentures issued in the financing to effect the reverse stock split.
Recommendation of the Board
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL ONE.

PROPOSAL TWO
ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL
PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF PROPOSAL NO. 1
At the Special Meeting and any adjournment or postponement thereof, our stockholders may be asked to consider and vote upon a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the reverse stock split.
Approval Required
The adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the reverse stock split requires the affirmative vote of the holders of a majority of the stock having voting power present in person or by proxy at the Special Meeting.
Recommendation of the Board
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO.
BENEFICIAL OWNERSHIP OF OUR COMMON STOCK
The following table sets forth information as of September 18, 2008, as to the beneficial ownership of shares of our Common Stock, in each case, by:
•	each person (or group of affiliated persons) known to us to beneficially own more than 5% of the outstanding shares of our voting stock;

•	each of our directors and executive officers;

•	all of our executive officers and directors as a group.
The number of shares beneficially owned by each stockholder is determined under the SEC’s rules and generally includes voting or investment power over shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under SEC rules, the number of shares of common stock deemed outstanding includes shares issuable upon conversion of other securities, as well as the exercise of conversion rights under convertible securities or warrants held by the respective person or group that may be exercised within 60 days after September 18, 2008. The percentage of beneficial ownership shown in the following table is based on 17,460,111 outstanding shares of common stock as of September 18, 2008. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to options, warrants or convertible securities exercisable within 60 days after September 18, 2008 are included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Except as indicated in the footnotes to the table below, each stockholder named in the table has sole voting and investment power with respect to the shares shown in the table as beneficially owned by such stockholder. Each share has one vote.

				Voting	Total
	Common	Footnote	Percentage	Percentage	Percentage
Name of Shareholder	Stock	Number	of Class	Owned	of Equity

Chris Sapyta	784,054	(1)(11)	4.5%	4.5%	4.5%
Edward Johnson	574,638	(2)(11)	3.3%	3.3%	3.3%
Kent J. Lund	101,025	(3)(11)	0.6%	0.6%	0.6%
John Jenkins	136,602	(4)(11)	0.8%	0.8%	0.8%
Doug Kelsall	200,602	(5)(11)	1.1%	1.1%	1.1%
Jack Burkholder	52,640	(6)(11)	0.3%	0.3%	0.3%
Jeff McGonigal	181,260	(10)(11)	1.0%	1.0%	1.0%
Lee Schlessman	5,173,419	(7)	23.9%	23.9%	23.9%
Thomas P. Grainger	13,525,519	(8)	52.2%	52.2%*	52.2%

Pete Bloomquist	204,318	(9)(11)	1.2%	1.2%	1.2%

All officers and directors as a group (7 persons)	20,934,075		88.8%	88.8%	88.8%

(1)	Includes an option to purchase 128,000 shares issuable to Mr. Sapyta under the terms of his employment agreement, with exercise prices from $6.00 to $7.00 per share, and includes 13,500 options exercisable at $4.73 per share granted December 29, 2006, vested as to 25% on date of grant and, with respect to the remaining 75% of the shares covered by the options, in equal quarterly increments over the 12 calendar quarters after the date grant, as of the end of each quarter; and includes 18,000 options exercisable at $0.68 per share granted January 15, 2008 which also vest in equal quarterly increments over the next following 12 calendar quarters as of the end of each quarter commencing March 31, 2008.

(2)	Includes an option to purchase 100,000 shares issuable to Mr. Johnson under the terms of his employment agreement, with exercise prices ranging from $6.00 to $7.00 per share , and includes warrants to purchase 11,170 shares at an exercise price of $5.00 per share; warrants to purchase 25,000 shares at an exercise price of $0.95 per share; warrants to purchase 25,000 shares at an exercise price of $1.10 per share; warrants to purchase 12,500 shares at an exercise price of $1.00 per share; and includes 13,500 options exercisable at $4.73 per share granted December 29, 2006, vested as to 25% on date of grant and, with respect to the remaining 75% of the shares covered by the options, in equal quarterly increments over the next following 12 calendar quarters after the date of grant; and includes 15,000 options exercisable at $0.68 per share granted January 15, 2008, which also vest in equal quarterly increments over the next following 12 calendar quarters as of the end of each quarter commencing March 31, 2008.

(3)	Includes a warrant to purchase 2,000 shares exercisable at $5.00 per share, a warrant to purchase 3,000 shares exercisable at $7.50 per share; a warrant to purchase 10,000 shares exercisable at $0.95 per share; a warrant to purchase 10,000 shares exercisable at $1.10 per share; and a warrant to purchase 5,000 shares exercisable at $1.00 per share.

(4)	Includes a warrant to purchase 3,000 shares exercisable at $5.00 per share and a warrant to purchase 1,000 shares exercisable at $7.50 per share, a warrant to purchase 25,000 shares exercisable at $0.95 per share; a warrant to purchase 25,000 shares exercisable at $1.10 per share; and a warrant to purchase 12,500 shares exercisable at $1.00 per share.

(5)	Includes a warrant to purchase 5,000 shares exercisable at $5.00 per share and a warrant to purchase 5,000 shares exercisable at $7.50 per share; a warrant to purchase 25,000 warrants exercisable at $0.95 per share; a warrant to purchase 25,000 shares exercisable at $1.10 per share; and a warrant to purchase 12,500 shares exercisable at $1.00 per share.

(6)	Includes a warrant to purchase 2,000 shares exercisable at $5.00 per share and a warrant to purchase 3,000 shares exercisable at $7.50 per share.

(7)	Includes warrants to purchase 27,967 shares exercisable at $0.625 per share; warrants to purchase 116,762 shares exercisable at $2.50; warrants to purchase 34,714 shares exercisable at $5.00 per share; warrants to purchase 61,802 shares exercisable at $7.50 per share; warrants to purchase 171,000 shares exercisable at $1.50 per share; warrants to purchase 79,167 shares exercisable at $1.00 per share; warrants to purchase 25,000 shares at $0.95 per share; warrants to purchase 25,000 shares at $1.10 per share ,a warrant to purchase 375,000 shares exercisable at $0.80 per share; a convertible note that is convertible into shares at $3.00 per share (up to 316,667 shares); a convertible note that is convertible into shares at $0.40 per share (up to 375,000 shares) a convertible note that is convertible into shares at $2.00 per share (up to 200,000 shares) a convertible note that is convertible into shares at $1.00 (up to 171,000 shares); a convertible note that is convertible into shares at $0.75 per share (up to 133,333 shares); 690,618 common shares, warrants to purchase 68,182 shares at an exercise price of $.625 per share; warrants to purchase 70,200 shares at an exercise price of $2.50 per share; warrants to purchase 33,334 shares at an exercise price of $5.00 per share; warrants to purchase 266,000 shares at an exercise price of $7.00 per share; warrants to purchase 43,180 shares at an exercise price of $7.50 per share; warrants to purchase 105,300 shares at an exercise price of $1.50 per share; warrants to purchase 50,000 shares at an exercise price of $1.00 per share; warrants to purchase 100,116 shares at an exercise price of $3.375 per share; 195,000 shares to be issued upon the conversion of debt at a conversion price of $3.00 per share and 886,667 shares from conversion of convertible notes that convert at $3.75 per share; 50,000 shares from convertible notes that convert at $2.00 per share; 105,300 shares from convertible notes that convert at $1.00 per share; 100,000 shares from convertible notes that convert at $0.75 per share, which include notes, debentures and warrants owned by Mr. Schlessman or family members, trusts or entities that Mr. Schlessman controls by power of attorney or ownership of the entity. The address for Lee Schlessman, the listed beneficial owner who has the dispositive and voting power for the shares and who is not a director or executive officer of the company, but who is deemed a related person based on share ownership, is 1301 Pennsylvania Street, Suite 800, Denver, CO 80203-8015.

(8)	* Mr. Grainger executed a binding agreement in August of 2008, whereby he agreed (subject to listing approval of the American Stock Exchange we received on September 18, 2008) not to exercise any warrants, or to convert any indebtedness under convertible notes to the extent that his actual ownership after giving effect to such exercise or conversion would exceed 35% of the actual shares of Common Stock of the company then outstanding.

The number of shares beneficially owned by Thomas P. Grainger is based solely on information in a Schedule 13D filed with the SEC on September 25, 2008, reporting beneficial ownership of 13,525,519 shares of common stock and sole voting power (giving effect to the 35% ownership limitation) as to 5,067,672 shares of common stock including 8,457,847, warrants consisting of: one warrant to purchase 322,222 shares at a $7.50 exercise price, one warrant to purchase 100,000 shares at a $1.50 exercise price, one warrant to purchase 100,000 shares at a $1.25 exercise price, one warrant to purchase 100,000 shares at a $1.00 exercise price; and shares issuable upon exercise by Thomas P. Grainger of warrants exercisable until January 22, 2013, each to purchase 285,000 shares with exercise prices of $1.00 and $1.25, respectively 1,875,000 shares issuable upon conversion of a secured convertible note; warrants to purchase 1,875,000 shares exercisable at $0.80 per share; and warrants to purchase 3,515,625 shares exercisable at $0.40 (subject to the 35% ownership limitation covenants and any other requirements imposed by the American Stock Exchange for issuance and listing of the shares). The address for Thomas P. Grainger, the listed beneficial owner who has the dispositive and voting power for the shares and who is not a director or executive officer of the company, but who is deemed a related person based on share ownership, is Post Office Box 7, Saratoga, WY 82331.

(9)	Includes warrants to purchase 59,776 shares exercisable at $0.625 per share; warrants to purchase 2,000 shares exercisable at $1.20 per share; warrants to purchase 10,020 shares exercisable at $5.00 per share; warrants to purchase 18,234 shares exercisable at $2.50 per share; warrants to purchase 3,616 shares exercisable at $3.75 per share; ; warrants to purchase 10,000 shares exercisable at $0.95 per share ; warrants to purchase 10,000 shares exercisable at $1.10 per share, warrants to purchase 5,000 shares exercisable at $1.00 per share, 45,000 options exercisable at $4.73 per share; and 13,500 options exercisable at $0.68 per share.

(10)	Includes warrants to purchase 5,000 shares exercisable at $7.50 per share; warrants to purchase 62,500 shares exercisable at $0.80 per share; 62,500 shares from convertible notes that convert at $0.40 per share; warrants held in a IRA to purchase 13,500 shares exercisable at $7.50 per share.

(11)	The address for the listed beneficial owners who are directors or executive officers, is c/o Smart Move, Inc., 5990 Greenwood Plaza Blvd., Suite 390, Greenwood Village, CO.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2009 ANNUAL MEETING
Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules.
Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2009 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC’s rules, must also be received by us no later than January 14, 2009, unless the date of our 2009 annual meeting is changed by more than 30 days from June 24, 2009, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to Smart Move, Inc., 5990 Greenwood Plaza Blvd., Suite 390, Greenwood Village, CO 80111, Attention: Corporate Secretary.
Bylaw Requirements for Stockholder Submission of Nominations and Proposals.
A stockholder recommendation for nomination of a person for election to our Board of Directors or a proposal for consideration at our 2009 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws separately require that the proposal or recommendation for nomination must be received by our Corporate Secretary at the above address no later than January 14, 2009, or, if the date of the 2009 annual meeting is changed by more than 30 days from June 24, 2009, not later than the later of the close of business on the 30th day prior to the 2009 annual meeting or the tenth day following the day on which notice of the date of the 2009 annual meeting was mailed if less than 40 days notice of the date of the meeting was given.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has approved a rule governing the delivery of disclosure documents. This rule allows the Company to send a single copy of this proxy statement to any household at which two or more stockholders of the Company reside, if it believes that the stockholders are members of the same family. Some banks, brokers and other intermediaries may be participating in this practice of “householding” proxy statements and annual reports. This rule benefits both the Company and its stockholders as it reduces the volume of duplicate information received at a stockholder’s house and helps reduce the Company’s expenses. Each stockholder, however, will continue to receive individual proxy cards or voting instructions forms.
Stockholders that have previously received a single set of disclosure documents may request their own copy by contacting their bank, broker or other nominee record holder. The Company will also deliver a separate copy of this proxy statement to any stockholder upon written request to Smart Move, Inc., 5990 Greenwood Plaza Blvd., Suite 390, Greenwood Village, Colorado 80111, Attention: Corporate Secretary.
OTHER MATTERS
As of the date of this Proxy Statement, the Board does not intend to bring any other business before the Special Meeting, and so far as is known to the Board, no other matters will be presented to the stockholders for consideration at the Special Meeting. If, however, any other matter is properly presented at the Special Meeting, it is intended that proxies in the form enclosed with this Proxy Statement will be voted on such matter in accordance with the judgment of the person or persons voting such proxies, unless the proxy otherwise provides.

BY ORDER OF THE BOARD OF DIRECTORS,

Greenwood Village, Colorado
September 30, 2008	Chris Sapyta,
President and Chief Executive Officer
You Are Cordially Invited to Attend The Special Meeting in Person.

ANNEX A
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SMART MOVE, INC.
Smart Move, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:
FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) to combine each [      ] outstanding shares of the Corporation’s Common Stock, par value $0.0001 per share, into one (1) share of Common Stock, par value $0.0001 per share; and (ii) declaring this Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.
SECOND: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.
THIRD: That the capital of the Corporation shall not be reduced under or by reason of this Certificate of Amendment.
FOURTH: That upon the effectiveness of this Certificate of Amendment, Section 4.1 of Article 4, “CAPITAL STOCK”of the Amended and Restated Certificate of Incorporation is hereby amended to read as follows:
“4.1. Authorized Shares
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock that the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000), of which One Hundred Million (100,000,000) shares shall be Common Stock, having a par value of $0.0001 per share, and, 10,000,000 of such shares shall be Preferred Stock, having a par value of $0.0001 per share.”
Upon the filing of this Certificate of Amendment, each [     ] shares of Common Stock, par value $0.0001 per share, issued and outstanding at such time shall be combined into one (1) share of Common Stock, par value $0.0001 per share (the “Reverse Stock Split”). No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, in lieu of issuing any such fractional shares, stockholders who would otherwise own a fractional share will receive a number of total shares equal to the nearest whole number (rounding up in the case of 0.5 shares). Upon surrender by a holder of a certificate or certificates for Common Stock, duly endorsed, at the office of the Corporation, the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by Chris Sapyta, its Chief Executive Officer, this _____ day of _____, 2008.

SMART MOVE, INC.
By:
	Name:	Chris Sapyta, President & CEO

SMART MOVE, INC.
5990 Greenwood Plaza Blvd., Suite 390
Greenwood Village, Colorado 80111
PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Chris Sapyta and Edward Johnson proxies, and hereby authorizes each of them to represent and vote as designated on the other side, all the shares of stock of Smart Move, Inc. (the “Company”) standing in the name of the undersigned with all powers which the undersigned would possess if present at the Special Meeting of Stockholders of the Company to be held on Monday, October 27, 2008 or any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR each of the proposals described in the accompanying proxy statement and in the discretion of the proxy holders on all other matters that may come before the meeting.
(Continued, and to be marked, dated and signed, on the reverse side)

EACH STOCKHOLDER IS URGED TO COMPLETE, DATE, SIGN
AND PROMPTLY RETURN THE ENCLOSED PROXY.
Please mark
your votes
as indicated ☒
PROPOSAL 1—To amend the Company’s Amended and Restated Certificate of Incorporation to effect a reverse split of the Company’s outstanding common stock as described in the enclosed proxy statement.

FOR ☐	ABSTAIN ☐	AGAINST ☐
PROPOSAL 2—To adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

FOR ☐	ABSTAIN ☐	AGAINST ☐
In their discretion, the proxyholders are authorized to transact such other business as properly may come before the Special Meeting or any adjournments or postponements of the meeting. The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the meeting.

Signature(s)	Dated _____, 2008
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.